PriceSmart Announces November Sales and
Purchase of Land in Barranquilla, Colombia

San Diego, California (December 7, 2010) – PriceSmart, Inc. (NASDAQ: PSMT) today announced that for the month of November 2010, net sales increased 21.3% to $131.9 million from $108.7 million in November a year earlier.  For the three months ended November 30, 2010, net sales increased 22.2% to $377.3 million from $308.7 million in the same period last year.  There were 28 warehouse clubs in operation at the end of November 2010 compared to 26 warehouse clubs in operation in November 2009.

For the five weeks ended December 5, 2010, comparable warehouse sales for warehouse clubs open at least 12 full months increased 15.8% compared to the same five-week period last year.  For the thirteen-week period ended December 5, 2010, comparable warehouse sales increased 16.9% compared to the comparable thirteen-week period a year ago.

Additionally, the Company announced that on November 18, 2010 it acquired approximately 210,000 square feet of land in Barranquilla, Colombia, pursuant to the previously announced agreement that was entered into on June 18, 2010. The Company plans to construct on this site a new PriceSmart Membership Warehouse Club, which will be the Company’s first in Colombia.  It is currently anticipated that this new club will open in the summer of 2011.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 28 warehouse clubs in 11 countries and one U.S. territory (five in Costa Rica; four each in Panama and Trinidad; three each in Guatemala and Dominican Republic, two each in El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters.  These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect its business; the Company faces significant competition; the Company may encounter difficulties in the shipment of, and risks inherent in the acquisition and importation of, merchandise to its warehouse clubs; the Company is exposed to weather and other natural disaster risks; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly 39% of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; although the Company takes steps to continuously review, enhance, and implement improvements to its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; as well as the other risks detailed in the Company's U.S. Securities and Exchange Commission (“SEC”) reports, including the Company's Annual Report on Form 10-K filed for the year ended August 31, 2010 filed pursuant to the Securities Exchange Act of 1934 on November 9, 2010.  We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact John M. Heffner, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.